UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2021

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39311	85-3911080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Jacobs Street, Suite 200

Cambridge, MA 02141

(Address of principal executive offices, including zip code)

(844) 304-2048

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERE	The Nasdaq Capital Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CEREW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On April 21, 2021, Cerevel Therapeutics Holdings, Inc. (the “Company”) announced that Abraham N. Ceesay has been appointed to serve as the Company’s President, effective as of May 3, 2021.

Since 2019, Mr. Ceesay served as the chief executive officer at Tiburio Therapeutics, Inc., a biopharmaceutical company focused on the development of novel therapies for rare neuroendocrine tumors and endocrine diseases. Prior to joining Tiburio, from 2016 to 2018, Mr. Ceesay served as chief operating officer at scPharmaceuticals Inc., a publicly traded pharmaceutical company. Before joining scPharmaceuticals, from 2014 to 2016, Mr. Ceesay served as vice president, sales & marketing operations at Keryx Biopharmaceuticals, Inc., now Akebia Therapeutics, Inc., a publicly traded biopharmaceutical company focused on renal disease. Prior to Keryx, from 2010 to 2014, Mr. Ceesay served at Ironwood Pharmaceuticals, Inc., a publicly traded pharmaceutical company, most recently as vice president, marketing. From 2002 to 2010, he held positions of increasing responsibility at Sanofi Genzyme, the specialty care global business unit of Sanofi, a publicly traded multinational pharmaceutical company, most recently as director, renal global marketing. Mr. Ceesay currently serves as a member of the boards of directors of Food for Free, Life Science Cares and Camp Harbor View, each a non-profit organization. Mr. Ceesay holds a B.S. from Ithaca College and an M.B.A. from Suffolk University’s Sawyer School of Management.

Mr. Ceesay, age 43, does not have any family relationship with any director or executive officer, or a person nominated to be a director or executive officer, of the Company. Mr. Ceesay is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. There are no arrangements or understandings between Mr. Ceesay and any other person(s) pursuant to which Mr. Ceesay was appointed as the Company’s President.

Employment Agreement with Mr. Ceesay

In connection with his appointment as President, Mr. Ceesay and the Company entered into an employment agreement, dated April 13, 2021 (the “Ceesay Employment Agreement”).

Pursuant to the terms of the Ceesay Employment Agreement, Mr. Ceesay is entitled to a base salary of $500,000 and an annual target bonus equal to 45% of his annual base salary. His salary is subject to increase from time to time by the Company’s board of directors in its discretion. Mr. Ceesay is eligible to participate in the Company’s benefit plans that are generally available to the Company’s senior executive employees, subject to the terms of those plans. The Ceesay Employment Agreement also provided for a one-time cash signing bonus in the amount of $250,000 and a promised equity award of stock options subject to the terms of an award agreement and the Company’s equity incentive plan.

Mr. Ceesay’s employment has no specified term but can be terminated at will by either party. If Mr. Ceesay’s employment is terminated by the Company without Cause, or if Mr. Ceesay terminates his employment for Good Reason (as such terms are defined in the Ceesay Employment Agreement), Mr. Ceesay will be entitled to certain payments and benefits in addition to accrued obligations. These payments and benefits include (i) twelve (12) months of salary continuation, (ii) a prorated amount of his target annual bonus for the year of such termination based on the number of days of Mr. Ceesay’s service during the year his employment is terminated and (iii) up to twelve (12) months (dependent on COBRA eligibility for such period) of Company-sponsored benefits continuation.

The foregoing description of the Ceesay Employment Agreement does not purport to be complete and is qualified in its entirety by the copy thereof which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On April 21, 2021, the Company issued a press release announcing Mr. Ceesay’s appointment as President. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1†	Employment Agreement, dated April 13, 2021, by and between Cerevel Therapeutics, LLC and Abraham N. Ceesay.

99.1	Press Release issued by Cerevel Therapeutics Holdings, Inc. on April 21, 2021.

†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEREVEL THERAPEUTICS HOLDINGS, INC.

Date: April 21, 2021	By:	/s/ Kathy Yi
Kathy Yi
Chief Financial Officer